Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-116478, 333-116478-01, 333-116478-02, 333-85716, 333-85716-01, 333-85716-02, 333-106200, 333-106200-01, 333-132574, 333-132574-01, 333-132574-02, and 333-132574-03 ), the Registration Statements on Form S-3D (Nos. 333-128543 and 333-102845), and the Registration Statements on Form S-8 (Nos. 333-02003, 333-112453, 333-110372, and 333-95967) of PPL Corporation of our report dated February 24, 2006, except for Note 10, "Sale of Interest in Griffith Plant" section, which is as of December 13, 2006 and Note 10, "Anticipated Sale of Latin American Businesses" section, which is as of June 20, 2007, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 20, 2007